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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Aetna Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Aetna Inc. and Subsidiaries of our audit report dated February 3, 1998, relating to the consolidated balance sheets of Aetna Inc. and Subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Aetna Inc., and of our report dated February 3, 1998, relating to the related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Aetna Inc.


                                                  /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
December 14, 1998